CERTIFICATE OF RETIREMENT
OF
588 SHARES OF LT10 COMMON STOCK
OF
EXPENSIFY, INC.

Pursuant to Section 243(b)
of the General Corporation Law
of the State of Delaware

Expensify, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”) (hereinafter the “Corporation”), hereby certifies as follows:

1. 588 outstanding shares of LT10 Common Stock, par value $0.0001 per share (“LT10 Common Stock”), of the Corporation have been converted into 588 shares of Class A Common Stock, par value $0.0001 per share (“Class A Common Stock”), of the Corporation.
2.The Amended and Restated Certificate of Incorporation of the Corporation filed with the Secretary of State of the State of Delaware on November 15, 2021 provides that any shares of LT10 Common Stock which are converted into shares of Class A Common Stock shall be retired and shall not be reissued by the Corporation.
3.The Board of Directors of the Corporation has adopted resolutions retiring the 588 shares of LT10 Common Stock that converted into 588 shares of Class A Common Stock.
4.Accordingly, pursuant to the provisions of Section 243(b) of the DGCL, upon the filing of this Certificate of Retirement the Amended and Restated Certificate of Incorporation of the Corporation shall be amended so as to reduce the total authorized number of shares of capital stock of the Corporation by 588 shares, such that the total number of authorized shares of the Corporation shall be 1,059,995,258, such shares consisting of 1,000,000,000 shares designated Class A Common Stock, 24,996,238 shares designated LT10 Common Stock, 24,999,020 shares designated LT50 Common Stock, each with a par value of $0.0001 per share, of the Corporation, and 10,000,000 shares designated preferred stock, par value $0.0001 per share, of the Corporation.

Signature page follows.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Retirement to be signed by its duly authorized officer, this 23rd day of June, 2023.

Expensify, Inc.

By:	/s/ Cole Eason
Cole Eason
Secretary